Exhibit 99.1

May 16, 2007
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

APRIL 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of  April 30, 2007 served by J:COM’s 23 managed franchises reached approximately 2.67 million, up 477,800, or 21.8% since April 30, 2006.  The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 4.63 million, up 820,900 or 21.6 % since April 30, 2006. The bundle ratio (average number of services received per subscribing household) stood at 1.73 as of April 30, 2007 compared to 1.74 as of April 30, 2006, including Cable West Inc. The ratio excluding Cable West Inc. increased to 1.79 as of April 30, 2007 from 1.74 since April 30, 2006. Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of April 30, 2007	2,210,400	1,179,500	1,236,100	4,626,000	2,667,100
	Digital: 1,243,500
As of April 30, 2006	1,828,900	949,300	1,026,900	3,805,100	2,189,300

Net year-over-year increase	381,500	230,200	209,200	820,900	477,800

Net increase as percentage	20.9%	24.2%	20.4%	21.6%	21.8%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 22 franchises; 40 systems:

Consolidated Systems Total	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of April 30, 2007	2,124,200	1,138,300	1,180,800	4,443,300	2,556,600
	Digital: 1,201,100

As of April 30, 2006	1,717,600	900,900	964,600	3,583,100	2,055,100

Net year-over-year increase	406,600	237,400	216,200	860,200	501,500

Net increase as percentage	23.7%	26.4%	22.4%	24.0%	24.4%

About J:COM
Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving 2.67 million subscribing households (as of April 30, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 managed franchises (as of April 30, 2007) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is 9.81 million (of which Cable West group has approximately 1.4 million  as of April 30, 2007). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.